                         HEALTHCARE SERVICES GROUP, INC.
               REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED
             SEPTEMBER 30, 2005 AND 2005 THIRD QUARTER CASH DIVIDEND

      o  THIRD QUARTER NET INCOME UP 28% OVER 2004 THIRD QUARTER
      o  NINE MONTH PERIOD NET INCOME UP 29% OVER 2004 NINE MONTH PERIOD
      o  QUARTERLY CASH DIVIDEND RAISED 13% OVER PRIOR QUARTER PAYMENT

Bensalem, PA - October 18, 2005, Healthcare Services Group, Inc. (NASDAQ-HCSG) reported that revenues for the three months ended September 30, 2005 increased 5% to $117,684,000 compared to $112,324,000 for the same 2004 period. Net income increased 28% for the three months ended September 30, 2005 to $4,774,000 or $.18 per basic and $.17 per diluted common share, compared to the 2004 third quarter net income of $3,724,000 or $.14 per basic and per diluted common share. The earnings per common share data ( as well as the cash dividend data described below) has been adjusted to reflect the three-for-two stock split paid in the form of a 50% stock dividend on May 2, 2005.
         Revenues for the nine months ended September 30, 2005 increased 6% to $348,426,000 compared to $329,435,000 for the same 2004 period. Net income for the nine months ended September 30, 2005 increased by 29% to $13,620,000 or $.51 per basic and $.48 per diluted common share compared to the 2004 nine month period net income of $10,572,000 or $.40 per basic and $.38 per diluted common share.
         Our Board of Directors has declared a quarterly cash dividend of $.09 per common share, payable on November 14, 2005 to shareholders of record at the close of business on October 31, 2005. This represents a 13% increase over the dividend declared for the 2005 second quarter and is the tenth consecutive quarterly dividend payment, as well as the ninth consecutive increase since our initiation of quarterly cash dividend payments in 2003.

Earnings Release                                                October 18, 2005
Page 2

FORWARD LOOKING STATEMENTS/RISK FACTORS
This report includes forward-looking statements that are subject to risks and uncertainties that could cause actual results or objectives to differ materially from those projected. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; one client accounting for approximately 19% of 2005 nine month period revenues ( such client's Board of Directors is pursuing a sale of the company which should be completed by year-end); our claims' experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, including state and local regulations pertaining to the taxability of our services; and risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004 and in
Part I thereof under "Government Regulation of Clients", "Competition" and "Service Agreements/Collections". Many of our clients' revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which have been and continue to be adversely affected by the change in Medicare payments under the 1997 enactment of Medicare Prospective Payment System. That change, and the lack of substantive reimbursement funding rate reform legislation, as well as other trends in the long-term care industry have resulted in certain of our clients filing for bankruptcy protection. Others may follow. Any decisions by the government to discontinue or adversely modify legislation related to reimbursement funding rates will have a material adverse affect on our clients. These factors, in addition to delays in payments from

Earnings Release                                                October 18, 2005
Page 3


clients, have resulted in and could continue to result in significant additional bad debts in the near future. Additionally, our operating results would also be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing our services could not be passed on to clients.

         In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

         Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and food services to long-term care and related facilities.


Company  Contacts:
Daniel P. McCartney                                  Thomas Cook
Chairman and Chief Executive Officer                 President and Chief Operating Officer
215-639-4274                                         215-639-4274

                         HEALTHCARE SERVICES GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                       September 30, 2005      December 31, 2004
                                       ------------------      -----------------

Cash and cash equivalents                $ 91,703,000            $ 74,847,000
Accounts receivable, net                   59,315,000              55,725,000
Deferred income taxes                         669,000                 574,000
Other current assets                       15,149,000              14,125,000
                                         ------------            ------------
  Total current assets                    166,836,000             145,271,000

Property and equipment, net                 4,818,000               4,804,000
Notes receivable- long term, net            4,084,000               5,557,000
Deferred compensation funding               5,125,000               4,062,000
Deferred income taxes- long term            6,084,000               5,563,000
Other assets                                1,708,000               1,707,000
                                         ------------            ------------
                                         $188,655,000            $166,964,000
                                         ============            ============




Accrued insurance claims- current        $  4,487,000            $  4,169,000
Other current liabilities                  24,049,000              16,090,000
                                         ------------            ------------
  Total current liabilities                28,536,000              20,259,000

Accrued insurance claims- long term        10,471,000              10,227,000
Deferred compensation liability             6,375,000               5,018,000
Stockholders' equity                      143,273,000             131,460,000
                                         ------------            ------------
                                         $188,655,000            $166,964,000
                                         ============            ============

                         HEALTHCARE SERVICES GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                 For the Nine Months Ended
                                                       September 30,
                                                 2005               2004
                                             ------------       ------------
Revenues                                     $348,426,000       $329,435,000
Operating costs and expenses:
   Cost of services provided                  304,039,000        289,433,000
   Selling, general and administrative         24,562,000         23,742,000
Other income:
    Investment and interest income              2,142,000            792,000
                                             ------------       ------------
Income before income taxes                     21,967,000         17,052,000
Income taxes                                    8,347,000          6,480,000
                                             ------------       ------------
Net income                                   $ 13,620,000       $ 10,572,000
                                             ============       ============


Basic earnings per common share              $        .51       $        .40
                                             ============       ============

Diluted earnings per common share            $        .48       $        .38
                                             ============       ============

Cash dividends per common share              $        .21       $        .12
                                             ============       ============
Basic weighted average number of
     common shares outstanding                 26,861,000         26,180,000
                                             ============       ============

Diluted weighted average number of
     common shares outstanding                 28,286,000         27,625,000
                                             ============       ============


Common shares and per share data adjusted to reflect the three-for-two stock split paid in the form of a 50% stock dividend on May 2, 2005

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                         For the Three Months Ended
                                                 September 30,
                                             2005           2004
                                         ------------   ------------

Revenues                                 $117,684,000   $112,324,000

Operating costs and expenses:
   Cost of services provided              102,884,000     98,644,000
   Selling, general and administrative      8,024,000      7,967,000
Other income:
    Investment and interest income            923,000        293,000
                                         ------------   ------------
Income before income taxes                  7,699,000      6,006,000
Income taxes                                2,925,000      2,282,000
                                         ------------   ------------
Net income                               $  4,774,000   $  3,724,000
                                         ============   ============

Basic earnings per common share          $        .18   $        .14
                                         ============   ============

Diluted earnings per common share        $        .17   $        .14
                                         ============   ============

Cash dividends per common share          $        .08   $        .05
                                         ============   ============
Basic weighted average number of
     common shares outstanding             27,079,000     26,090,000
                                         ============   ============

Diluted weighted average number of
     common shares outstanding             28,414,000     27,520,000
                                         ============   ============




Common shares and per share data adjusted to reflect the three-for-two stock split paid in the form of a 50% stock dividend on May 2, 2005